Exhibit 77D - Policies with respect to security investments - For period Ended 10/31/2013
At a meeting of the Board of Trustees of The Motley Fool Funds Trust (the "Trust") held on September 18, 2013, the following resolutions were approved with respect to a Securities Lending Arrangement between the Bank of New York Mellon and the Trust. WHEREAS, each series (collectively, the "Funds") of The Motley Fool Funds Trust (the "Trust") is permitted to engage in securities lending transactions in accordance with its investment objective, policies and limitations set forth in its registration statement;

WHEREAS, the Board of Trustees of the Trust has determined that it is in the best interest of the Funds to engage from time to time in securities lending transactions with qualified borrowers; and

WHEREAS, the Trust, on behalf of the Funds, wishes to enter into a securities lending agreement (the "Agreement") with the Bank of New York Mellon ("BNYM") whereby BNYM would serve as securities lending agent for the Trust;

NOW, THEREFORE, BE IT,

RESOLVED, that BNYM be, and hereby is, appointed to serve as securities lending agent for the Trust pursuant to the Agreement; and it is further

RESOLVED, that the Board hereby determines that the proposed fees payable under the Agreement to BNYM are reasonable in relation to the services to be provided; and it is further

RESOLVED, that the Trust's investment adviser be, and hereby is, authorized, on behalf of the Trust, to determine the borrowers eligible to borrow the Funds' securities under the Agreement, and to approve changes from time to time to the schedules to the Agreement identifying the approved borrowers; and it is further

RESOLVED, that the Board hereby approves the form of Agreement, including schedules and exhibits, in substantially the form presented at this meeting, subject to such changes as the officers of the Trust with the advice of counsel may deem necessary or appropriate; and it is further

RESOLVED, that the Board hereby approves the Securities
Lending Guidelines in substantially the form presented at this meeting, subject to such changes as the officers of the Trust with the advice of counsel may deem necessary or appropriate;
and it is further

RESOLVED, that the Board hereby approves the Cash Collateral Investment Procedures in substantially the form presented at this meeting, subject to such changes as the officers of the Trust with the advice of counsel may deem necessary or appropriate; and it is further

RESOLVED, that the proper officers of the Trust be, and each hereby is, authorized and empowered to execute and deliver any and all documents, instruments, papers and writing and to do any and all other acts as may be necessary or appropriate in connection with or in furtherance of the foregoing resolutions.